EXECUTIVE EMPLOYMENT AGREEMENT


This Executive Employment Agreement (the "Agreement") is made and entered into as of July 3, 2006, by and between Composite Technology Corporation, a Nevada corporation (the "Company"), and Michael Porter ("Executive"). In consideration of the mutual covenants and conditions contained herein, the parties, intending to be legally bound and acknowledging that this Agreement shall supplant, supersede and cause to terminate the Services Agreement between EU Energy plc (a wholly owned subsidiary of the Company as of the effective date of this Agreement) and Executive dated December 13, 2004 and the Contract for Services between EU Energy plc and Laikadog Holdings Limited (an entity owned and controlled by Executive), agree as follows:



                                    ARTICLE 1
                                   EMPLOYMENT

      1.1 Employment. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, upon the terms and subject to the conditions hereinafter set forth, to hold the office of President of Composite Technology Corporation. Executive shall do and perform, and shall have the authority to do and perform, all services, acts and other things necessary to perform such tasks as may be assigned to Executive by the Company. Executive shall adhere to the Company's policies, ethical practices and standards of care and competence. Executive shall devote his full business time and attention and best effort to the affairs of the Company, and Executive shall not engage in any other business duties or pursuits, or directly or indirectly render any services of a business, commercial or professional nature to any other entity or person, whether for compensation or otherwise, without the prior written consent of the Company; provided, however, that Executive may participate in charitable and other civic functions so long as such other activities do not adversely affect Executive's ability to perform his responsibilities hereunder.

      1.2 Term. This Agreement shall be effective as of the date of the closing of the acquisition of EU Energy plc (anticipated to be July 3, 2006), and shall, unless otherwise terminated as provided herein, terminate on July 2, (the "Initial Term"). The Initial Term shall be extended automatically for an additional one year period on each July 2, commencing July 2, unless the Company provides notice to the contrary (the "Non-Renewal Notice") at least thirty (30) days prior to the expiration of the Initial Term or any such one year period (the period from the effective date of this Agreement until the termination of this Agreement is referred to as the "Term").

                                    ARTICLE 2
                            COMPENSATION AND BENEFITS


      2.1 Base Salary. During the Term, the Company shall pay to Executive a base salary of $400,000 per year (the "Base Salary"), payable in equal semimonthly installments, or at such other time or times as the Company generally pays employees. The Company shall review the Base Salary at least annually during the first quarter of each calendar year and may increase the Base Salary in its sole discretion.

      2.2 Annual Bonus. During the Term, Executive shall be eligible to earn an annual bonus, based upon the achievement, as determined by the Company in its sole discretion. Any such discretionary bonus shall be paid no later than the end of the first quarter of the calendar year following each year of the Term and shall be payable to Executive only if Executive continues to be employed by the Company on the day any such annual bonus is actually paid.

      2.3 Benefits. During the Term, Executive and Executive's spouse shall be eligible to participate in and shall be covered by any and all medical, disability, life and other insurance plans, stock option incentive programs, 401K plans and other benefits generally available to other employees of the Company in similar employment positions, as such plans and benefits may change from time to time, on the same terms as such employees, subject to meeting any and all applicable eligibility requirements. Notwithstanding the foregoing, if the medical insurance benefits cannot be arranged for Michael and his wife by the Company , then the Company agrees to pay his medical expenses.

      2.4 Employment Taxes. All payments to Executive hereunder shall be made after deduction for any federal, state and local withholding and payroll taxes, all as determined under applicable law. The Company shall make all reports and similar filings required by law with respect to such payments, withholdings and taxes.

      2.5 Vacation. During the Term, Executive shall receive paid vacation annually in accordance with the Company's practices for executive officers, as in effect from time to time, but in any event not less than four weeks per calendar year.

                                    ARTICLE 3
                                   TERMINATION


      3.1 Termination for Cause. The Company shall have the right at any time, exercisable immediately with or without notice, to terminate this Agreement for "Cause." As used herein, "Cause" shall mean any of the following: (i) Executive materially breaches any provision of this Agreement; (ii) Executive is indicted, convicted or pleads "no contest" to a felony, or any other conduct of a criminal nature (other than traffic violations); (iii) Executive engages in fraud, embezzlement or any other illegal or wrongful conduct materially detrimental to the Company or the Company's reputation, regardless of whether such conduct is designed to defraud the Company or others; (iv) Executive takes action (or fails to take action) that Executive knew or should have reasonably known was likely to materially damage the Company; (v) Executive is grossly negligent in the performance of, or willfully disregards, Executive's obligations hereunder; (vi) Executive intentionally imparts material Proprietary Information to competitors or other third parties other than in the course of carrying out Executive's duties hereunder; or (vii) Executive refuses to obey the reasonable and lawful orders of the Chief Executive Officer or Board of Directors of the Company. Upon termination for Cause, Executive shall be entitled to receive (1) the Base Salary then in effect and the benefits set forth in Section 2.3 through the effective date of such termination and (2) no other payments or compensation of any kind, except to the extent required by law. The Company's exercise of its right to terminate Executive for Cause shall be without prejudice to any other remedy to which the Company may be entitled at law, in equity or under this Agreement.

      3.2 Resignation. Executive shall have the right at any time, exercisable upon 60 days notice, to resign and terminate the Agreement for any reason or no reason. Upon Executive's termination of this Agreement pursuant to this Section 3.2, Executive shall be entitled to receive (i) the Base Salary then in effect and the benefits set forth in Section 2.3 through the effective date or such resignation and (ii) no other payments or compensation of any kind, except to the extent required by law.

      3.3 Termination Due to Death or Disability. This Agreement shall automatically terminate upon the death of Executive. In addition, the Company shall have the right, exercisable upon ten (10) days notice, to terminate the Agreement if Executive is unable to perform Executive's duties hereunder by reason of any mental or physical disability or incapacity for a period of 90 consecutive days. Upon termination due to death or disability pursuant to this
Section 3.3, Executive (or Executive's estate, as the case may be) shall be entitled to receive (i) the Base Salary then in effect and the benefits set forth in Section 2.3 through the effective date of such termination and (ii) no other payments or compensation of any kind, except to the extent required by law.

      3.4 Termination Without Cause or Non-Renewal by the Company . The Company shall have the right at any time and without any prior notice to terminate this Agreement for any reason other than as set forth in Sections 3.1 or 3.3, or for no reason. Upon the Company's termination of this Agreement pursuant to this
Section 3.4, Executive shall be entitled to receive (i) the Base Salary then in effect and the benefits set forth in Section 2.3 through the effective date of such termination, (ii) as severance pay or liquidated damages or both, payments at the Base Salary rate then in effect in equal semimonthly installments (or at such other time or times as the Company generally pays employees), for a period of six months following the effective date of such termination and (iii) no other payments or compensation of any kind except to the extent required by law.

      3.5 Continuation of Health Insurance Benefits. Upon the termination of this Agreement for any reason other than due to Executive's death, Executive shall be eligible to continue the health insurance benefits provided to Executive immediately prior to such termination for the period of time and subject to the terms and conditions required under the Consolidated Omnibus Budget Reconciliation Act of 1985 or as otherwise required by law.

                                    ARTICLE 4
                               CERTAIN AGREEMENTS


      4.1 Confidentiality. Executive acknowledges that the Company and its present or future subsidiaries or affiliates, including, but not limited to EU Energy plc, (which, collectively with the Company, are referred to herein as the "Company") owns and will own and has developed and will develop proprietary information concerning its business and its customers and clients which derives value by not being generally known to the Company's competitors or others. Such information (the "Proprietary Information") includes, among other things, trade secrets, financial information, prices, costs, product plans, customer lists, marketing plans, systems, manuals, training materials, forecasts, inventions, improvements, ideas, business strategies, formulas, product ideas, computer programs and software, software designs and documentation, source codes, object codes, data and data bases, algorithms, techniques, schematics, compensation information, clinical trial information, know-how and other intellectual property. Executive shall, at all times, both during the Term and thereafter, keep all Proprietary Information in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of the Company, except as may be necessary in the ordinary course of performing Executive's duties for the Company.

      4.2 The Company's Property. Executive recognizes that all Proprietary Information, however stored or memorialized, and all identification cards, keys, access codes, marketing materials, samples, tape recordings, notes, tools, documents, records, apparatus and other equipment or property which the Company provides to or makes available to Executive are the sole property of the Company. Executive shall use such property solely for the benefit of the Company and for no other purpose. Upon the termination of this Agreement, Executive shall (i) refrain from taking any such property from the Company's premises,
(ii) immediately return to the Company any such property in Executive's possession or control (including any and all copies thereof) and (iii) certify in writing that Executive has complied with this Section 4.2.

      4.3 Assignment of Inventions to the Company. Executive shall promptly disclose to the Company all improvements, inventions, formulas, ideas, works of authorship, processes, computer programs and software, software designs and documentation, algorithms, techniques, schematics, know-how and trade secrets, whether or not patentable, made or conceived or reduced to practice or developed by Executive, either alone or jointly with others, during Executive's employment with the Company (collectively "Inventions"). All Inventions, and all patents, copyrights, trade secret rights and other intellectual property rights related thereto (including any extensions, renewals, continuations or divisions of any of the foregoing), shall be the sole property of the Company to the maximum extent permitted by law and, to the extent permitted by law, shall be "works made for hire." Executive hereby assigns to the Company any rights Executive may have or may acquire in all Inventions and agrees to perform, both during the Term and thereafter, all acts necessary or desirable by the Company to permit and assist the Company, at the Company's expense, in obtaining and enforcing patents, copyrights, trade secrets or other intellectual property rights with respect to such Inventions in any and all countries. Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agents and attorneys-in-fact to act for and in Executive's name and stead, to execute and file any applications or related filings and do all other lawfully permitted acts to further the prosecution and issuance or patents, copyrights, trade secret rights or other intellectual property rights with respect to any Inventions with the same legal force and effect as if executed by Executive. The foregoing notwithstanding, the Company acknowledges and agrees that the Company will not own, and Executive is not obligated to disclose or assign to the Company, any of Executive's rights in any invention that Executive develops entirely on Executive's own time without using the Company's equipment, supplies, facilities, or Proprietary Information except for those inventions that either (i) relate either (a) at the time of conception or (b) at the time of reduction to practice to the Company's business or actual or demonstrably anticipated research or development of the Company, or (ii) result from any work performed by Executive for the Company.

      4.4 Non-Solicitation of Employees and Others. During the Term and for two years thereafter, Executive shall not directly or indirectly (i) encourage, solicit, induce, or attempt to encourage, solicit or induce any employee, agent or representative of the Company to leave his/her employment with, terminate his/her relationship with or devote less of his/her time on behalf of the Company , or (ii) hire or attempt to hire any person who is an employee, agent or representative of the Company at such time or was an employee, agent or representative of the Company at any time within 180 days preceding such time.

      4.5 Non-Solicitation of Customers and Clients. During the Term and for two years thereafter, Executive shall not directly or indirectly on behalf of any person or entity competitive with the Company solicit, divert or attempt to solicit or divert any actual or identified prospective customer or client of the Company at the time of such solicitation, diversion or attempted solicitation or diversion or within one year preceding such time. Executive acknowledges and agrees that actual and identified prospective customers and clients of the Company constitute protectable trade secrets as defined and covered by the Uniform Trade Secrets Act (California Civil Code ss. 3426, et seq).

      4.6 Non-Interference. During the Term and for two years thereafter, Executive shall not directly or indirectly hire, engage, sell any work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor or other business relation of the Company during such period if such action by Executive would have a material adverse effect on the business, assets or financial condition of the Company, or materially interfere with the relationship between any such person or entity and the Company.

      4.7 Covenant Not to Compete during Employment. During the Term, Executive shall not directly or indirectly own, manage, finance, operate, join, control or participate in the ownership, management or operation of or be employed, provide services to or otherwise be connected in any manner with, any person or entity competitive with the Company.

      4.8 Competitor Defined. For the purposes of this Article 4, a person or entity shall be deemed to be competitive with the Company if such person or entity conducts, operates, carries out or otherwise engages in the development, production, marketing or servicing of (i) any service or product of, or similar to that of, the Company or (ii) any service or product which, or similar to that which, the Company is developing, producing, marketing or servicing or plans to develop, produce, market or service, provided that Executive was involved in any manner or gained any knowledge regarding such product or service in the course of Executive's employment with the Company.

      4.9 Certain Representations of Executive. In connection with the provisions of Sections 4.4, 4.5, 4.6, 4.7 and 4.8, Executive represents that Executive's experience, capabilities and circumstances are such that such provisions will not prevent him from earning a livelihood. Executive further agrees that the limitations set forth in such sections are reasonable and properly required for the adequate protection of the current and future business of the Company.

      4.10 Injunctive Relief. Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provision of this Article 4 would be inadequate and, therefore, agrees that the Company shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however that nothing contained herein shall be construed as prohibiting the Company from pursuing any other rights and remedies available for any such breach or threatened breach.


                                    ARTICLE 5
                            MISCELLANEOUS PROVISIONS


      5.1 Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be judicially declared to be invalid, unenforceable, void or voidable, such decision will not have the effect of invalidating, voiding or rendering voidable the remainder of this Agreement or affect the application of such provision to other persons or circumstances or in other jurisdictions, and the parties agree that the provision of this Agreement so held to be invalid, unenforceable, void or voidable will be deemed to have been stricken (except as set forth in the following sentence) and the remainder of this Agreement will have the same force and effect as if such provision had never been included. In the event that any provision of this Agreement, or the application of such provision to any person or circumstance, is judicially declared to be invalid, unenforceable, void or voidable by reason of being unreasonably broad in scope or by reason of extending for an unreasonably long period or time, then such provision or application shall be reduced and reformed by such court to a scope or time period which such court shall deem reasonable.

      5.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit or and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

      5.3 Notices. Any notice under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of personal service, (ii) on the third business day after mailing, if the document is mailed by registered mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telecopy or other means of electronic transmission, with receipt confirmed. Any such notice shall be delivered or addressed to the address set forth below such party's signature to this Agreement or at the most recent address specified by the addressee through written notice under this provision. Failure to conform to the requirements of this Section shall not defeat the effectiveness of notice actually received by the addressee. Notices shall be delivered as follows:

                  If to the Company:            Composite Technology Corporation
                                                2026 McGaw Avenue
                                                Irvine, CA 92614
                                                Attn: Benton Wilcoxon, CEO

                  If to Executive:              Michael Porter
                                                Westbury House
                                                Windsor, Ovens
                                                County Cork
                                                Ireland

or to such other address as a party shall have specified most recently by like Notice.

      5.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the conflicts of law provisions thereof.

      5.5 Entire Agreement and Amendment. This Agreement, including any exhibits attached hereto: (1) is the final, complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof; (2) supersedes any prior or contemporaneous agreements, promises, assurances, guarantees, representations, understandings, conduct, proposals, conditions, commitments, acts, course of dealing, warranties, interpretations or terms of any kind, oral or written, including but not limited to, the Services Agreement between EU Energy plc (which Executive and the Company acknowledge is a wholly owned subsidiary of the Company as of the effective date of this Agreement) and Executive dated December 13, 2004 and the Contract for Services between EU Energy plc and Laikadog Holdings Limited (which Executive represents, warrants and acknowledges he is the controlling shareholder) (collectively and severally, the "Prior Agreements"), and that any such Prior Agreements are of no force or effect except as expressly set forth herein other than the Share Exchange Agreement by and among the Company and the shareholders of EU Energy plc dated June 2, 2006 which shall remain in effect, and (3) may not be varied, supplemented or contradicted by evidence of Prior Agreements, or by evidence of subsequent oral agreements. Executive's obligations under this Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument executed by the Chief Executive Officer of the Company. The Company's obligations under this Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument executed by the Executive.

      5.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.

      5.7 Arbitration. To the fullest extent allowed by law, any controversy or claim arising out of or relating to this Agreement, Executive's employment with the Company, or termination of the Agreement or such employment, shall be settled by binding and non-appealable arbitration by a single arbitrator in the County of Orange in the State of California. Possible disputes covered by the foregoing, include, but are not limited to, wage, contract, discrimination, or other employment-related claims under laws known as Title VII of the Civil Rights Act, Americans with Disabilities Act, Age Discrimination in Employment Act, and any other federal, state or local statutes, rules or regulations relating to an employee's relationship with his/her employer. However, claims for workers' compensation benefits and unemployment insurance are not covered by this arbitration provision and such claims may be presented to the appropriate court or state agency. If there is a controversy or claim, Executive and the Company shall initially confer and attempt to agree on the individual to be appointed as the arbitrator. If no agreement is reached, the parties shall request from the Judicial Arbitration and Mediation Services ("JAMS") office in Orange, California, a list of five retired judges affiliated with JAMS. Executive and the Company shall each alternately strike names from such list until only one name remains and such person shall thereby be selected as the arbitrator. The arbitration shall be conducted in conformity with the applicable California arbitration laws and, to the extent that anything in this Agreement conflicts with such laws, the provisions of such laws shall govern. The arbitrator shall (i) allow the discovery authorized by such laws in arbitration proceedings (ii) issue a written award that sets forth the essential findings and conclusions on which the award is based, and (iii) have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The arbitrator's award shall be subject to correction, confirmation, or vacation, as provided by the applicable law setting forth the standard of judicial review of arbitration awards. Any final decision of the arbitrator may be enforced by a court of competent jurisdiction. The Company agrees to pay for
(1) the arbitrator's fee (2) any other expense or cost that the Executive would not be required to bear if Executive were free to bring the dispute or claim in court, and (3) any other expense or cost that is unique to arbitration. If either party is determined by the arbitrator to be the prevailing party in the arbitration, then that party will be entitled to reimbursement from the other party of all the reasonable fees (including attorneys' fees) and expenses incurred in connection with such arbitration. The parties intend that this
Section 5.7 shall be valid, binding, enforceable and irrevocable. Executive acknowledges that Executive is waiving Executive's right to a jury trial and agrees that the decision of the arbitrator shall be final and binding.


      5.8 Survival. It is understood and agreed that the provisions of Article 4 and this Article 5 shall survive the expiration of this Agreement.

      5.9 Preparation of Agreement. It is acknowledged by each party that such party either had separate and independent advice of counsel or the opportunity to avail itself or himself of same. In light of these facts it is acknowledged that no party shall be construed to be solely responsible for the drafting hereof, and therefore any ambiguity shall not be construed against any party as the alleged draftsman of this Agreement.

      5.10 Cooperation. Each party agrees, without further consideration, to cooperate and diligently perform any further acts, deeds and things and to execute and deliver any documents that may from time to time be reasonably necessary or otherwise reasonably required to consummate, evidence, confirm and/or carry out the intent and provisions of this Agreement, all without undue delay or expense.

      5.11 Waiver. No breach of any agreement or provision herein contained, or of any obligation under this Agreement, may be waived, nor shall any extension of time for performance of any obligations or acts be deemed an extension of time for performance of any other obligations or acts contained herein, except by written instrument signed by the party to be charged or as otherwise expressly authorized herein. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or a waiver or relinquishment of any other agreement or provision or right or power herein contained.

      5.12 Headings; References; Incorporation; Gender. The headings used in this Agreement are for convenience and reference purposes only, and shall not be used in construing or interpreting the scope or intent of this Agreement or any provision hereof. References to this Agreement shall include all amendments or renewals thereof. Any exhibit referenced in this Agreement shall be construed to be incorporated in this Agreement. As used in this Agreement, each gender shall be deemed to include the other gender, including neutral genders or genders appropriate for entities, if applicable, and the singular shall be deemed to include the plural, and vice versa, as the context requires.

      5.13 Execution by All Parties Required to be Binding; Electronically Transmitted Documents. This Agreement shall not be construed to be an offer and shall have no force and effect until this Agreement is fully executed by all parties hereto. If a copy or counterpart of this Agreement is originally executed and such copy or counterpart is thereafter transmitted electronically by facsimile or similar device, such facsimile document shall for all purposes be treated as if manually signed by the party whose facsimile signature appears.

      IN WITNESS WHEREOF, the parties have executed this Agreement.

                                  Company:
                                  Composite Technology Corporation



                                  By:/s/ Benton H Wilcoxon
                                     -----------------------------------
                                     Benton H Wilcoxon, CEO and Chairman

                                  Executive:

                                  /s/ Michael Porter
                                  ---------------------------------------
                                  Michael Porter